UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14-101)
Schedule 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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☐        Definitive Proxy Statement
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Intuitive Surgical, Inc.
(Name of Registrant as Specified in its Charter)

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EXPLANATORY NOTE

Intuitive Surgical, Inc. (the "Company") is filing these definitive additional materials to update the business experience disclosure of William J. Mercer, a member of the Company's Board of Directors.

William J. Mercer joined our Board of Directors in March 2004. Mr. Mercer is the Founder and Managing Member of Avocet Ventures, LLC, a private equity investment firm. Prior to his current position, Mr. Mercer served as Managing Partner of Aberdeen Strategic Capital, LP, a private equity firm. From 1996 through 1999, Mr. Mercer was the President and Chief Executive Officer, and director, of ALARIS Medical, Inc., a manufacturer of advanced medical instruments and devices. From 1995 through 1996, Mr. Mercer was the President and Chief Executive Officer, and director, of IVAC Medical Systems, Inc., an infusion therapy and patient monitoring company. Prior to that, Mr. Mercer spent over 17 years, primarily in medical imaging, with Mallinckrodt, Inc., a global healthcare company. Mr. Mercer serves on the board of Rotech Healthcare, Inc., a respiratory therapy and durable medical equipment services company. Mr. Mercer holds a B.S. in Zoology from North Carolina State University and a certificate from the Advanced Management Program of Harvard Business School.